Filed pursuant to Rule 433

Registration Statement No. 333-239397

Issuer Free Writing Prospectus dated June 25, 2020

Relating to Preliminary Prospectus Supplement dated June 25, 2020

INTUIT INC.

PRICING TERM SHEET

June 25, 2020

$500,000,000 0.650% Notes due 2023

Issuer:	Intuit Inc.

Ratings (Moody’s / S&P)*:	A3 (stable outlook) / A- (stable outlook)

Principal Amount:	$500,000,000

Maturity Date:	July 15, 2023

Coupon (Interest Rate):	0.650%

Yield to Maturity:	0.658%

Spread to Benchmark Treasury:	45 basis points

Benchmark Treasury:	0.250% due June 15, 2023

Benchmark Treasury Price and Yield:	100-04 / 0.208%

Interest Payment Dates:	Semi-annually on each January 15 and July 15 of each year, commencing on January 15, 2021

Record Dates:	January 1 and July 1

Price to Public:	99.976%

Trade Date:	June 25, 2020

Expected Settlement Date:	June 29, 2020 (T+2)

Optional Redemption:	Make-whole call at Treasury rate plus 10 basis points

Change of Control Triggering Event:	Putable at 101% of principal plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	46124H AA4

ISIN Number:	US46124HAA41

$500,000,000 0.950% Notes due 2025

Issuer:	Intuit Inc.

Ratings (Moody’s / S&P)*:	A3 (stable outlook) / A- (stable outlook)

Principal Amount:	$500,000,000

Maturity Date:	July 15, 2025

Coupon (Interest Rate):	0.950%

Yield to Maturity:	0.966%

Spread to Benchmark Treasury:	65 basis points

Benchmark Treasury:	0.250% due May 31, 2025

Benchmark Treasury Price and Yield:	99-21 3⁄4 / 0.316%

Interest Payment Dates:	Semi-annually on each January 15 and July 15 of each year, commencing on January 15, 2021

Record Dates:	January 1 and July 1

Price to Public:	99.921%

Trade Date:	June 25, 2020

Expected Settlement Date:	June 29, 2020 (T+2)

Optional Redemption:	Prior to June 15, 2025 (the date that is one month prior to the maturity date), make-whole call at Treasury rate plus 10 basis points; par call at any time on or after June 15, 2025

Change of Control Triggering Event:	Putable at 101% of principal plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	46124H AB2

ISIN Number:	US46124HAB24

$500,000,000 1.350% Notes due 2027

Issuer:	Intuit Inc.

Ratings (Moody’s / S&P)*:	A3 (stable outlook) / A- (stable outlook)

Principal Amount:	$500,000,000

Maturity Date:	July 15, 2027

Coupon (Interest Rate):	1.350%

Yield to Maturity:	1.364%

Spread to Benchmark Treasury:	85 basis points

Benchmark Treasury:	0.500% due May 31, 2027

Benchmark Treasury Price and Yield:	99-29 / 0.514%

Interest Payment Dates:	Semi-annually on each January 15 and July 15 of each year, commencing on January 15, 2021

Record Dates:	January 1 and July 1

Price to Public:	99.906%

Trade Date:	June 25, 2020

Expected Settlement Date:	June 29, 2020 (T+2)

Optional Redemption:	Prior to May 15, 2027 (the date that is two months prior to the maturity date), make-whole call at Treasury rate plus 15 basis points; par call at any time on or after May 15, 2027

Change of Control Triggering Event:	Putable at 101% of principal plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	46124H AC0

ISIN Number:	US46124HAC07

$500,000,000 1.650% Notes due 2030

Issuer:	Intuit Inc.

Ratings (Moody’s / S&P)*:	A3 (stable outlook) / A- (stable outlook)

Principal Amount:	$500,000,000

Maturity Date:	July 15, 2030

Coupon (Interest Rate):	1.650%

Yield to Maturity:	1.676%

Spread to Benchmark Treasury:	100 basis points

Benchmark Treasury:	0.625% due May 15, 2030

Benchmark Treasury Price and Yield:	99-16+ / 0.676%

Interest Payment Dates:	Semi-annually on each January 15 and July 15 of each year, commencing on January 15, 2021

Record Dates:	January 1 and July 1

Price to Public:	99.760%

Trade Date:	June 25, 2020

Expected Settlement Date:	June 29, 2020 (T+2)

Optional Redemption:	Prior to April 15, 2030 (the date that is three months prior to the maturity date), make-whole call at Treasury rate plus 15 basis points; par call at any time on or after April 15, 2030

Change of Control Triggering Event:	Putable at 101% of principal plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	46124H AD8

ISIN Number:	US46124HAD89

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc. Scotia Capital (USA) Inc. Wells Fargo Securities, LLC

Co-Managers:	HSBC Securities (USA) Inc. Barclays Capital Inc. Siebert Williams Shank & Co., LLC Loop Capital Markets LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer will arrange to send you the prospectus and the prospectus supplement if you request it by calling or e-mailing BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com, or J.P. Morgan Securities LLC at 1-212-834-4533 or prospectus-eq_fi@jpmchase.com.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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